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                                                                    EXHIBIT A to
                        McGettigan Principal Share Purchase and Voting Agreement

                                     Form of
                          GUARANTEE AND PROMISE TO PAY

        This GUARANTEE AND PROMISE TO PAY, dated as of _______ __, 2001, made by ARTHUR L. ALLEN (the "Guarantor"), in favor of PATRICK H. MCGETTIGAN ("McGettigan").

                              W I T N E S S E T H:

                WHEREAS, pursuant to the Agreement and Plan of Merger dated as of December 6, 2001, by and among Landmark Systems Corporation, a Virginia corporation ("Landmark"), ASG Sub, Inc., a Virginia corporation ("ASG Sub") and wholly owned subsidiary of Allen Systems Group, Inc., a Delaware corporation ("ASG"), and ASG (the "Merger Agreement"), ASG Sub and Landmark have agreed to merge (the "Merger");

                WHEREAS, as a result of the Merger, the separate corporate existence of ASG Sub and Landmark shall cease and all properties, rights, privileges, powers and franchises of ASG Sub and Landmark will vest in the surviving corporation (the "Surviving Corporation"), and all debts, liabilities and duties of ASG Sub and Landmark will become the debts, liabilities and duties of the Surviving Corporation;

                WHEREAS, concurrently with the execution and delivery of the Merger Agreement, McGettigan entered into a Principal Share Purchase and Voting Agreement (the "McGettigan Principal Share Purchase and Voting Agreement") by and among ASG, ASG Sub and McGettigan pursuant to which McGettigan agreed to sell, exchange and deliver, immediately prior to the effective time of the Merger, his shares of Landmark common stock, par value $0.01 per share ("McGettigan Shares") in return for the Share Consideration (as such term is defined in the McGettigan Principal Share Purchase and Voting Agreement);

                WHEREAS, concurrently with the execution and delivery of the Merger Agreement, Katherine K. Clark ("Clark") entered into a Principal Share Purchase and Voting Agreement ("Clark Principal Share Purchase and Voting Agreement" and together with the McGettigan Principal Share Purchase and Voting Agreement, the "Principal Share Purchase and Voting Agreements") by and among ASG, ASG Sub and Clark pursuant to which Clark agreed to sell, exchange and deliver, immediately prior to the effective time of the Merger, her shares of Landmark common stock, par value $0.01 per share ("Clark Shares") (and together with the McGettigan Shares, the "Principal Shares") in return for the Share Consideration (as such term is defined in the Clark Principal Share Purchase and Voting Agreement);

        WHEREAS, concurrently with the execution and delivery of this


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Guarantee, the Closing of the Merger is taking place;

                WHEREAS, McGettigan is willing to accept the McGettigan Contingent Payments (as defined below), in satisfaction of the purchase of the McGettigan Shares only upon the terms and subject to the conditions hereinafter set forth;

                WHEREAS, the Guarantor owns directly or indirectly 100% of the issued and outstanding capital stock of ASG;

                WHEREAS, it is a condition precedent to the obligation of McGettigan to close the sale of the McGettigan Shares to ASG under the McGettigan Principal Share Purchase and Voting Agreement that the Guarantor shall have executed and delivered this Guarantee to McGettigan;

        NOW, THEREFORE, in consideration of the premises and to induce McGettigan to close the sale of the McGettigan Shares, the Guarantor hereby agrees with McGettigan, as follows:

1.      Defined Terms.

        (a) Unless otherwise defined herein, terms defined in the McGettigan Principal Share Purchase and Voting Agreement and used herein shall have the meanings given to them in the McGettigan Principal Share Purchase and Voting Agreement and the following terms shall have the following meanings:

        "Aggregate Contingent Payments": the McGettigan Contingent Payments and the Clark Contingent Payments.

        "Capital Stock": any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

        "Change of Control": (a) the failure of the Guarantor to continue to own, directly or indirectly, a majority of the Capital Stock of ASG, (b) any Person shall have acquired beneficial ownership of 35% or more of any outstanding Capital Stock having ordinary voting power in the election of directors of ASG, (c) the Guarantor shall cease to serve on the board of directors of ASG and as the president and chief executive officer of ASG or (d) any sale or other disposition by ASG of all or substantially all of its assets to another Person who is not an Affiliate.

        "Clark Contingent Payments": "Share Consideration" as such term is defined in the Clark Principal Share Purchase and Voting Agreement.

        "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such


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Person is a party or by which it or any of its property is bound.

        "Credit Agreement": the Credit Agreement dated April 26, 2000 among ASG, ASG Sub, Inc., the financial institutions that are or may from time to time become a party thereto and LaSalle Bank National Association, as a lender and the administrative agent and KeyBank National Association as a lender and the syndication agent, as such agreement may be: (i) amended, supplemented, renewed, extended or otherwise modified from time to time, or (ii) replaced by a new credit agreement in which the existing debt is refinanced, refunded or replaced.

        "Disposition": with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms Dispose and Disposed of shall have correlative meanings.

        "e-Security Shares": Five Million (5,000,000) shares of common stock of e-Security, Inc., a Delaware corporation.

        "e-Security Stockholders' Agreement": The Stockholders' Agreement by and among the Guarantor, e-Security, Inc. and the Persons identified therein, dated as of December 27, 2000.

        "Escrow Agent": the Person selected by the parties to act as Escrow Agent under the Stock Pledge Agreement (if entered into by the parties).

        "GAAP": generally accepted accounting principles in the United States of America as in effect from time to time and as applied by the Guarantor or ASG and its Subsidiaries, as applicable, in the preparation of its financial statements.

        "Governmental Authority": any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

        "Guarantee": this Guarantee and Promise to Pay, as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

        "Guarantee Obligation": any obligation of the Guarantor guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the Guarantor incurred for the purpose of providing credit support, whether or not contingent,
(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or


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services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof.

        "Indebtedness": of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables incurred in the ordinary course of such Person's business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all capital lease obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all redeemable preferred Capital Stock of such Person, (h) all guarantee obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses
(a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

        "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

        "McGettigan Contingent Payments": "Share Consideration" as such term is defined in the McGettigan Principal Share Purchase and Voting Agreement.

        "Obligations": the McGettigan Contingent Payments (including interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Guarantor, ASG or any of its Subsidiaries, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) and all other obligations and liabilities of ASG and/or the Guarantor to McGettigan, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with,


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this Guarantee, the Stock Pledge Agreement (if entered into by the parties) or the McGettigan Principal Share Purchase and Voting Agreement.

        "Requirement of Law": as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Stock Pledge Agreement": the Stock Pledge Agreement (if entered into by the parties) substantially in the form attached as Exhibit A with respect to the e-Security Shares.

        "Tangible Net Worth": the excess of total assets over total liabilities, total assets and total liabilities each to be determined in accordance with generally accepted accounting principles excluding however, from the determination of total assets (a) all assets that would be classified as intangible assets under GAAP, (b) all assets exempted from creditor levy under Federal and Florida state bankruptcy law and (c) all assets held in any offshore trust or other trust that cannot be levied by creditors.

        "Termination Date": the date on which the Obligations have been irrevocably paid in full.

        (b) The words "hereof," "hereto", "herein" and "hereunder" and words of similar import when used in this Guarantee shall refer to this Guarantee as a whole and not to any particular provision of this Guarantee, and section and paragraph references are to this Guarantee unless otherwise specified.

        (c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.      Guarantee and Promise to Pay.

        (a) Guarantor hereby unconditionally and irrevocably guarantees to McGettigan, and for his successors, indorsees, transferees and assigns, the prompt and complete payment and performance by ASG when due (whether at the stated due date, by acceleration or otherwise) of the Obligations.

        (b) Guarantor hereby guarantees that the cumulative amounts of Contingent Payments made to McGettigan for Year 1 (due on the earlier of (i) 30 days after the first anniversary of the Effective Time and (ii) March 15, 2003) shall be a minimum of $6,400,741.02; for Year 2 (due within 30 days after the end of Year 2) shall be a minimum of $3,827,894.14 (for a total aggregate amount due by the end of such 30 days of $10,228,635.16); for Year 3 (due within 30 days after the end of Year 3) shall be a minimum of $1,317,799.62 (for a total aggregate amount due by the end of such 30 days of $11,546,434.78); and for Year 4 (due within 30 days after the end of Year 4)


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shall be a minimum of $1,317,799.62 (for a total aggregate amount due by the end of such 30 days of $12,864,234.40) (collectively the "Yearly Minimum Commitments"). If the total Contingent Payments made by ASG by the due dates specified in the preceding sentence are less than the aggregate Yearly Minimum Commitments due by such time, then the Guarantor shall pay the shortfall in such amount to McGettigan within ten (10) Business Days after the due date specified in the preceding sentence. For purposes hereof, Year 1 shall mean the period beginning at the Effective Time and ending on the earlier of the first anniversary thereof and March 15, 2003. Year 2 shall mean the period beginning on the date on which the payment in respect of Year 1 is made and ending on the second anniversary of the Effective Time. Years 3, 4 and 5 shall follow accordingly. Year 1, Year 2, Year 3, Year 4 and Year 5 are each referred to herein as a "Year".. All payments by the Guarantor hereunder shall be treated as having been paid as Share Consideration (as such term is defined in the McGettigan Principal Share Purchase and Voting Agreement), on behalf of ASG incurred in connection with ASG's purchase of the McGettigan Shares under the McGettigan Principal Share Purchase and Voting Agreement. Such payments shall be treated consistently by the parties for income tax purposes as paid by the Guarantor on behalf of ASG as a contribution to the capital of ASG by the Guarantor and received by McGettigan as a payment by ASG of McGettigan
Contingent Payments. For the avoidance of doubt, Yearly Minimum Commitments shall not be due for any Year if Guarantor or ASG has paid in full the Total Contingent Consideration prior to the end of any such Year.

        (c) In addition, if ASG and/or Guarantor has not paid or caused to be paid the McGettigan Contingent Payments to McGettigan within thirty days after the end of Year 5, Guarantor shall pay the shortfall in such amount to McGettigan within ten (10) Business Days thereafter.

        (d) Notwithstanding the foregoing, upon an Acceleration Event, the aggregate amount of McGettigan Contingent Payments shall become immediately due and payable by the Guarantor. For the purposes hereof, "Acceleration Event" shall mean the occurrence of any of the following:

                (i) The Guarantor shall fail to pay any amount payable by the Guarantor to McGettigan under this Guarantee when due, and such failure continues for 10 days; or

                (ii) Any representation or warranty made or deemed made by the Guarantor herein or in the Stock Pledge Agreement (if entered into by the parties), or by ASG in the McGettigan Principal Share Purchase and Voting Agreement, or which is contained in any certificate, document or financial or other statement furnished by the Guarantor or ASG at any time under or in connection with this Guarantee shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (iii) The Guarantor shall default in the observance or performance of


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any other material obligation of Guarantor contained in this Guarantee or the
Stock Pledge Agreement (if entered into by the parties) and the same shall remain unremedied for 30 days; or

                (iv) ASG shall default in the observance or performance of any other material agreement contained in the McGettigan Principal Share Purchase and Voting Agreement and the same shall remain unremedied for 30 days; or

                (v) Any default (unless duly waived in writing by the obligee) shall occur with respect to the Credit Agreement if (A) Guarantor has failed to pay amounts owed under Section 2(b) or 2(c) hereof and (B) the creditors accelerate the maturity of the Indebtedness owed under the Credit Agreement; or

                (vi) An involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, winding up, dissolution, reorganization, or other relief in respect of ASG or any ASG Subsidiary that derives annual revenues equal to five percent or more of ASG's total annual revenues (a "Material Subsidiary") or the respective debts of ASG or any Material Subsidiaries, or of a substantial part of the assets of ASG or any of its Material Subsidiaries, under any bankruptcy, insolvency, receivership, administration or similar law in any jurisdiction now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for ASG or any of its Material Subsidiaries or for a substantial part of the assets of ASG or any of its Material Subsidiaries, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or until such proceeding or petition is advertised, whichever is earlier, or until an order or decree approving or ordering any of the foregoing shall be entered; or

                (vii) ASG or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or pass an effective resolution or file any petition seeking liquidation, winding up, dissolution, reorganization, amalgamation, reconstruction or other relief under any federal, state or foreign bankruptcy, insolvency, receivership, administration or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause
(vi) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, administrator or similar official for ASG or any of its Material Subsidiaries or a substantial part of the assets of ASG or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general arrangement or composite assignment for the benefit of creditors; or

                (viii) ASG or any Material Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due; or

                (ix) The McGettigan Principal Share Purchase and Voting Agreement or this Guarantee shall cease for any reason to be in full force and effect (other than pursuant to the terms hereof or thereof), or the Guarantor or ASG shall so assert in


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writing; or

                (x) Any Change of Control shall have occurred that was not previously approved by McGettigan and Clark; or

                (xi) The Guarantor becomes insolvent, is unable to pay his debts as they fall due, stops, suspends or threatens to stop or suspend payment of all or a material part of his debts, or makes a general assignment or an arrangement or composition with or for the benefit of his creditors, and the same shall remain unremedied for a period of 30 days; or

                (xii) The Guarantor dies or is declared (by an appropriate authority) incompetent or of unsound mind and the administrator of the Guarantor's estate (or other representative of Guarantor), Clark and McGettigan are unable within two (2) months from the date of Guarantor's death or declaration of incompetency or unsoundness to agree on the terms of the payment of amounts owed to Clark and McGettigan pursuant to the Principal Share Purchase and Voting Agreements and this Guarantee; or

                (xiii) Any Lien created by the Stock Pledge Agreement (if entered into by the parties) shall cease to be enforceable and of the same effect and priority purported to be created thereby or the Guarantor shall so assert in writing.

        (e) The Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees and disbursements of counsel) which may be paid or incurred by McGettigan in enforcing, or obtaining the advice of counsel in respect of any or all of the Obligations and/or enforcing any rights with respect to, enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, the Guarantor under this Guarantee, provided, however, that for any such individual matter for which McGettigan seeks payment from Guarantor pursuant to this sentence, Guarantor shall not be obligated to make any payments unless (and only to the extent that) the expenses that McGettigan has incurred with respect to such individual matter exceed $25,000. Without limiting the generality of the foregoing, the Guarantor's liability shall extend to all amounts that constitute part of the Obligations and would be owed by the Guarantor or ASG but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving the Guarantor or ASG. This Guarantee shall remain in full force and effect until (and shall terminate on) the Termination Date, notwithstanding that from time to time prior thereto ASG may be free from any Obligations. The provisions of the first and second sentences of this paragraph shall survive the termination of this Guarantee and the payment in full of the Obligations.

        (f) The Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to McGettigan on account of its liability hereunder, it will notify McGettigan in writing that such payment is made under this Guarantee for such


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purpose.

        (g) The Guarantor hereby promises to pay to McGettigan any amount that McGettigan is required to pay to the Banks pursuant to paragraph 6 of that certain Agreement dated _______ __, 200_ among LaSalle Bank National Association, Clark and McGettigan (the "Payment to Banks"), immediately upon notice by McGettigan to the Guarantor of the amount of such Payment to Banks.

3. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, the Guarantor shall not be entitled to be subrogated to any of the rights of McGettigan against ASG or any collateral security or guarantee held by McGettigan for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from ASG in respect of payments made by the Guarantor hereunder, until all amounts owing by ASG to McGettigan on account of the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for McGettigan, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to McGettigan in the exact form received by the Guarantor (duly indorsed by the Guarantor to McGettigan, if required), to be applied against the Obligations, whether matured or unmatured.

4. Amendments, etc. with respect to the Obligations; Waiver of Rights. The Guarantor shall remain obligated hereunder notwithstanding that any demand for payment of any of the Obligations made by McGettigan may be rescinded by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by McGettigan, the Transaction Agreements may be amended, modified, supplemented or terminated, in whole or in part, in accordance with the terms thereof, and any collateral security or guarantee at any time held by McGettigan for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against the Guarantor, McGettigan may, but shall be under no obligation to, make a similar demand on ASG, and any failure by McGettigan to make any such demand or to collect any payments from ASG or any release of ASG shall not relieve the Guarantor in respect of which a demand or collection is not made or the Guarantor not so released of its several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of McGettigan against the Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

5. Guarantee Absolute and Unconditional. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by McGettigan upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created,


                                      -9-
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contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guarantee; and all dealings between ASG and the Guarantor, on the one hand, and McGettigan, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Except as expressly stated herein, the Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Guarantor with respect to the Obligations. The Guarantor understands and agrees that this Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the McGettigan Principal Share Purchase and Voting Agreement, any other document, instrument or agreement relating to the Obligations, any of the Obligations or other collateral security therefor or guarantee with respect thereto at any time or from time to time held by McGettigan, (b) any defense or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by ASG against McGettigan, or (c) any other circumstance whatsoever (with or without notice to or knowledge of ASG or the Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of ASG for the Obligations, or of the Guarantor under this Guarantee, in bankruptcy or in any other instance.

6. Pursuit of Rights and Remedies. Except as expressly stated herein, when pursuing its rights and remedies hereunder against the Guarantor, McGettigan may, but shall be under no obligation to, pursue such rights and remedies as it may have against ASG or any other Person or against any collateral security or guarantee for the Obligations, and any failure by McGettigan to pursue such other rights or remedies or to collect any payments from ASG or any such other Person or to realize upon any such collateral security or guarantee, or any release of ASG or any such other Person or any such collateral security or guarantee shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of McGettigan against the Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantor and the successors and assigns thereof, and shall inure to the benefit of McGettigan, and his successors, indorsees, transferees and assigns, until the Termination Date.

7. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by McGettigan upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of ASG or the Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, ASG or the Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

8. Payments. The Guarantor hereby guarantees that payments hereunder will be paid to McGettigan without set-off or counterclaim in U.S. Dollars at the address set forth in Section 11.


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9.      Representations and Warranties. The Guarantor hereby represents and warrants that, as of the date hereof:

        (a) he has the power and authority and the legal right to execute and deliver, and to perform his obligations under, this Guarantee, and has taken all necessary action to authorize his execution, delivery and performance of this Guarantee;

        (b) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors' rights generally, general equitable principles and an implied covenant of good faith and fair dealing;

        (c) the execution, delivery and performance of this Guarantee will not violate any provision of any Requirement of Law or Contractual Obligation of the Guarantor (except to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect on the Guarantor) and will not result in or require the creation or imposition of any Lien on any of the properties or other assets, revenues or income of the Guarantor pursuant to any Requirement of Law or Contractual Obligation of the Guarantor;

        (d) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any creditor of the Guarantor) is required in connection with the execution, delivery, performance, validity or enforceability of this Guarantee, other than any which have been obtained or made prior to the date hereof and remain in full force and effect; and

        (e) no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or against any of its properties or revenues with respect to this Guarantee or any of the transactions contemplated hereby.

10.     Covenants:

        (a) Net Worth. The Guarantor shall maintain at all times a Tangible Net Worth of not less than $5,000,000.

        (b) Limitation on Guarantee Obligations. The Guarantor shall not create, incur, assume or suffer to exist any Guarantee Obligation, except Guarantee Obligations (i) in existence on the date hereof and listed on Schedule 1 hereto or (ii) limited, individually and in the aggregate, to the Permitted Amount. For purposes hereof, the "Permitted Amount" shall mean $250,000 on the date hereof and shall increase in $250,000 increments for each and every aggregate $5,000,000 payment that is made to the Principal Shareholders with respect to the Aggregate Contingent Payments.

        (c)     Financial Reporting. The Guarantor shall furnish to McGettigan:

                (i) as soon as available, but in any event within 90 days after the end of each calendar year, a copy of the Statement of Financial Condition of the Guarantor as at the end of such year, compiled by William Farley or another independent certified public accountant; and

                (ii) in the event that the Guarantor is required by any other Person to provide an audited balance sheet and related statements of income and retained earnings and of cashflows for the Guarantor, a copy of such balance sheet and statements provided to such Person at the time provided to such Person; and

                (iii) as soon as available, copies of all tax returns of the Guarantor filed with the Internal Revenue Service.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail.

        (d) Disposition. Subject to the written consent of the creditors under the Credit Agreement, the Guarantor shall cause any cash received by ASG from the sale or other disposition of any material portion of its property, whether now owned or hereafter acquired, in excess of amounts due to the creditors under the Credit Agreement to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid;

        (e) Refinancing. Subject to written consent of the creditors, the Guarantor shall cause any cash received by ASG from any refinancing or refunding of the debt owed by ASG under the Credit Agreement in excess of amounts due to creditors under the Credit Agreement, to be paid to the Principal Shareholders pro rata to reduce the remainder of the Total Contingent Consideration not yet paid.

        (f) Reports, Certificates and Other Information. The Guarantor shall cause ASG to furnish McGettigan with a copy of each report, certificate or other document furnished to the Senior Lenders pursuant to Section 10.1 of the Credit Agreement at the same time that such report, certificate or other document is delivered to the Senior Lenders. In the event that the Credit Agreement is terminated prior to the Termination Date, the Guarantor shall continue to cause ASG to furnish McGettigan with all reports, certificates or other documents required under Section 10.1 of the Credit Agreement until the Termination Date.

        (g) Negative Covenants Contained in Credit Agreement. In the event that the Credit Agreement is terminated prior to the Termination Date, the Guarantor shall prohibit and prevent ASG from violating any of the covenants contained in Sections 10.6, 10.7, 10.8, 10.9, 10.10 and 10.11 of the Credit Agreement.

        (h) Stock Pledge. The Guarantor shall use his reasonable best efforts to cause those Persons whose consent is required under the e-Security Stockholders Agreement to consent to the execution and delivery by the Guarantor of the Stock Pledge Agreement. In the event that Guarantor is unable to obtain such consent, Guarantor shall transfer the e-Security Shares to Updata Capital, Inc. to hold in escrow. Guarantor shall not Dispose of the e-Security Shares or any of his rights with respect thereto without the prior written consent of McGettigan.

11. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received by the recipient, whether delivered by hand or after being deposited in the mail, postage prepaid, or by facsimile, addressed as follows:

        (a)     if to McGettigan, to

                Patrick H. McGettigan
                3327 N Street, N.W.
                Washington, DC  20007
                202-333-1840

                with copy to:

                Ellen Harrison, Esq.
                Shaw Pittman LLP
                2300 N Street, N.W.
                Washington, D.C. 20037-1128
                Fax:  202--663-8007

        (b)     if to Guarantor, to:

                Arthur L. Allen
                1333 3rd Avenue South
                Naples, Florida  34102
                Fax: 941-435-3633

                with copies to:

                General Counsel
                Allen Systems Group, Inc.
                1333 3rd Avenue South
                Naples, Florida  34102
                Fax: 941-263-7443

                and

                Robert E. McLaughlin, Esq.
                Steptoe & Johnson LLP
                1330 Connecticut Avenue, N.W.
                Washington, D.C.  20036
                Fax:  202-429-3000

McGettigan and the Guarantor may change their respective addresses and transmission numbers for notices by notice in the manner provided in this Section.

12. Severability. Any provision of this Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Integration. This Guarantee, the McGettigan Principal Share Purchase and Voting Agreement, the Merger Agreement and the Stock Pledge Agreement (if entered into by the parties) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter set forth herein and is not intended to confer upon any Person other than the parties any rights or remedies hereunder.

14.     Amendments in Writing; No Waiver; Cumulative Remedies.

        (a) None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Guarantor and McGettigan, provided that any provision of this Guarantee may be waived by McGettigan in a letter or agreement executed by McGettigan or by facsimile transmission from McGettigan.

        (b) McGettigan shall not by any act (except by a written instrument pursuant to paragraph 14(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Acceleration Event or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of McGettigan, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by McGettigan of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which McGettigan would otherwise have on any future occasion.

        (c) The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

15. Section Headings. The section headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

16. Successors and Assigns. This Guarantee shall be binding upon the successors and assigns of the Guarantor and shall inure to the benefit of McGettigan and his successors and assigns.

17. GOVERNING LAW. THIS GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

18. Arbitration and Waiver of Jury Trial. Notwithstanding anything to the contrary contained in this Guarantee, all claims, disputes and controversies between the Guarantor and McGettigan, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Guarantee (including any renewals, extensions or modifications); (ii) the Stock Pledge Agreement (if entered into by the parties); or (iii) the McGettigan Principal Share Purchase and Voting Agreement, shall be resolved by binding arbitration in the Commonwealth of Virginia in accordance with this Section 18 and, to the extent not inconsistent herewith, the Expedited Procedures and Commercial Arbitration Rules of the American Arbitration Association.

        (a) Procedure. Any arbitration called for by this Section 18 shall be conducted in accordance with the following procedures:

                (i) The Guarantor, McGettigan or the Escrow Agent (the "Requesting Party") may demand arbitration pursuant to this Section 18 hereof at any time by giving written notice of such demand (the "Demand Notice") to the other party to this Guarantee, which Demand Notice shall describe in reasonable detail the nature of the claim, dispute or controversy.

                (ii) Within 5 days after the giving of a Demand Notice, the Requesting Party, on the one hand, and the party against whom the claim has been made or with respect to which a dispute has arisen (collectively, the "Responding Party"), on the other hand, shall select and designate in writing to the other party one reputable, disinterested individual deemed competent to arbitrate the claim, dispute or controversy (a "Qualified Individual") willing to act as an arbitrator of the claim, dispute or controversy. Within five days after the foregoing selections have been made, the arbitrators so selected shall jointly select a third Qualified Individual willing to act as an arbitrator of the claim, dispute or controversy. In the event that the two arbitrators initially selected are unable to agree on the third arbitrator within the second five-day period referred to above, then, on the application of either party, the American Arbitration Association shall promptly select and appoint a Qualified Individual to act as the third arbitrator. The three arbitrators selected pursuant to this Section 18(a)(ii) shall constitute the arbitration panel for the arbitration in question.

                (iii) The presentations of the parties hereto in the arbitration proceeding shall be commenced and completed within 10 days after the selection of the arbitration panel pursuant to Section 18(a)(ii) above, and the arbitration panel shall render its decision in writing within 10 days after the completion of such presentations. Any decision concurred in by any two of the arbitrators shall constitute the decision of the arbitration panel, and unanimity shall not be required.

                (iv) The arbitration panel shall have the discretion to include in its decision a direction that all or part of the attorneys' fees and costs of any party and/or the costs of such arbitration be paid by any other party. On the application of a party before or after the initial decision of the arbitration panel, and proof of its attorneys' fees and costs, the arbitration panel shall order the other party to make any payments directed pursuant to the preceding sentence.

                (v) Notwithstanding anything to the contrary contained above in this Section 18, if either party fails to select a Qualified Individual to act as an arbitrator for such party with the five-day time period set forth in the first sentence of Section 18(a)(ii), the Qualified Individual selected by the other party shall serve as sole arbitrator under this Section 18 in lieu of the arbitration panel. Such sole arbitrator shall have all of the rights and duties of the arbitration panel set forth above in this Section 18.

        (b) Binding Character. Any decision rendered by the arbitration panel pursuant to this Section 18 shall be final and binding on the parties hereto, and judgment thereon may be entered by any state or federal court of competent jurisdiction.

        (c) No Alteration of Agreement. Nothing contained herein shall be deemed to give the arbitrators any authority, power or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Guarantee.

        (d) Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicable statutes of limitation or repose and any waivers contained in this Guarantee; or (ii) limit the right of any of the parties hereto to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief. Any of the parties hereto may obtain such ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Guarantee The institution or maintenance of an action for provisional or ancillary remedies shall not constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

19. Termination. This Guarantee and the obligations of the Guarantor hereunder shall terminate on the Termination Date. In the event of the death of the Guarantor, the liability of his estate shall continue in full force and effect in respect of the payment in full of the Obligations and other obligations of the Guarantor under Section 2.

                       [SIGNATURE BEGINS ON THE NEXT PAGE]

        IN WITNESS WHEREOF, the undersigned have caused this Guarantee to be duly executed and delivered as of the day and year first above written.



----------------------------------
Arthur L. Allen



----------------------------------
Patrick H. McGettigan




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